SECURITIES AND EXCHANGE COMMISSION

 Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2003

RAMP CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-24768 (Commission File Number)	84-1123311 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 1830, New York, New York (Address of principal executive offices)	10170 (Zip Code)

Registrant's telephone number, including area code: (212) 697-2509

MEDIX RESOURCES, INC.
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

               Effective December 18, 2003, the company (formerly known as Medix Resources, Inc.) changed its state of incorporation from Colorado to Delaware. The change in the company's state of incorporation was approved by its shareholders at an annual meeting of shareholders held on December 17, 2003.

                The reincorporation in the state of Delaware was accomplished by the merger of the company with and into Ramp Corporation, a Delaware corporation and its wholly-owned subsidiary which was the surviving corporation in the merger. The reincorporation will not result in any change in the company's headquarters, business, jobs, management, location of offices or facilities, number or responsibilities of employees, assets, liabilities or net worth. The company's common stock will continue to trade on the American Stock Exchange under the new symbol RCO. Shareholders will not be required to undertake a mandatory exchange of the company's shares. Certificates for the company's shares automatically represent an equal number of shares of Ramp Corporation.

                The shares of Ramp Corporation are deemed registered under Section 12(b) of the Securities Exchange Act of 1934 (the "Act") by operation of Rule 12g-3(a) of the Act.

 SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDIX RESOURCES, INC. (Registrant)
Dated: December 23, 2003	By:/s/ Mitchell Cohen Mitchell Cohen Executive Vice President Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description Number
2.1	Agreement and Plan of Merger, dated December 17, 2003, of Medix Resources, Inc., a Colorado corporation into Ramp Corporation, a Delaware corporation.